Exhibit 10.1

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

DATED NOVEMBER 20, 2006

1-800 CONTACTS, INC.

and

GRAHAM DAVID MULLIS

COMPROMISE AGREEMENT

Bird & Bird

90 Fetter Lane

London

EC4A 1JP

Tel: 020 7415 6000

Fax: 020 7415 6111

Ref: WDW/ARD/CONTS.0001

THIS AGREEMENT is made the        day of November 2006

BETWEEN:

(1)                                  1-800 CONTACTS, Inc., a Delaware Corporation of 66 E. Wadsworth Park Drive, Draper Utah 84020 (the “Company”);

and

(2)                                  Graham David Mullis whose address is 8 Badger Way, Ewshot, Farnham, Surrey, GU10 5TE, United Kingdom (“you/your”)

who shall together be called the “Parties”.

OPERATIVE PROVISIONS:

1                  Termination of Employment

1.1.                    You were employed under the Contract and your Employment will terminate on 20 November 2006 (the Termination Date).  You will receive salary and benefits up to and including the Termination Date as normal.  After the Termination Date you will receive payment in lieu of your 10 days’ accrued but untaken pro rata holiday pay.  The payments referred to in this Clause will be subject to your usual PAYE Deductions.

1.2.                    You are required to conduct a handover of your duties prior to 20 November 2006. You warrant that you will perform the handover and any duties assigned to you diligently and co-operatively.

1.3.                    During the handover of your duties and through the Termination Date you:

1.3.1.                     must not attend any premises of the Company or any other Group Company without the prior written consent of the Company;

1.3.2.                     must not, except in accordance with the public announcements made by the Company in relation to your termination, contact any customer supplier or business contact of the Company (except where you have the Company’s permission to do so as part of your efforts to find alternative work) or undertake any work on behalf of the Company or any other Group Company without the prior written consent of the Company;

1.3.3.                     must not contact or have any dealings with any staff of the Company or any other Group Company other than for purely social reasons without the Company’s prior written consent;

1.3.4.                     must not contact the press or other media or make any statement to them regarding your Employment or your prospective termination;

1.3.5.                     must not make any statement which is inconsistent with the external announcement at Appendix 3 to any customers, suppliers and business contacts of the Company regarding your Employment or your prospective termination without the Company’s prior written consent;

1.3.6.                     will remain subject to your obligations of fidelity and confidentiality already in force and

1.3.7.                     shall be deemed to have taken all holiday which accrues from 11 November 2006 up to the Termination Date.

1.4.                    You confirm that there are no contractual claims outstanding at the Termination Date, other than under this Clause 1.

2                  Expenses

2.1.                    You should submit your final expenses claim to the Company within five days of Completion. You will be reimbursed, upon prior written approval, for any expenses reasonably and necessarily incurred in the proper performance of your duties on compliance with the Company’s expenses policy.

3                  Payments

3.1.                    The Company will on behalf of itself and all Protected Persons make a payment to you without admission of liability as compensation in respect of the Specific Claims (the “Termination Payment”) consisting of:

3.1.1.                     £155,675 pursuant to Clause 4(b)(i) of the Contract, payable in 12 monthly instalments from 20 November 2006 to 19 October 2007 and your continued membership of the Group scheme or a similarly designated health insurance scheme until 19 October 2007 (or the commencement of any Work, whichever is earlier) subject to the rules of that scheme;

3.1.2.                     a prorated bonus payment relating to the 2006 STI Plan which will be equal to 21% of your STI eligible pay in 2006 (calculated based upon no payment for the 2006 financial performance of Clearlab and payment at target performance against the remaining three goals in the 2006 revised goal statement provided to you separately) prorated by 11/12 (representing 11 months worked) and less the £16,695 previously paid to you for the Company’s July Event, payable on or after 9 February 2007;

3.1.3.                     twelve equal monthly payments of £1,063.48 in respect of contributions to the Pension Scheme pursuant to Clause 4(b)(i) of the Contract, which shall be paid on the same basis as that which was applied prior to the Termination Date;

3.1.4.                     £30,000 in compensation for loss of office and the termination of the Employment due to redundancy within 14 days of the Termination Date.  The Company will issue your form P45 before making payment.  This payment will be paid without deduction of income tax in accordance with section 403 of the Income Tax (Earnings and Pensions) Act 2003.

3.2.                    The payments referred to in Clauses 3.1.1 to 3.1.2 above shall be subject to PAYE Deductions.

3.3.                    You agree that you are solely responsible for and fully and effectively indemnify the Company and all Group Companies against any demand for tax and employee national insurance contributions (whether payable in the United Kingdom or elsewhere) arising out of or in connection with any liability to pay (or deduct) tax or national insurance contributions in respect of the payments and benefits set out in this Agreement, together with any interest, penalties, reasonable costs, damages or expenses which the Company or any other Group Company may incur in connection with such a demand, provided always that you shall have an opportunity to make reasonable representations to the HM Revenue and Customs before the Company makes payment against any demand. This indemnity does not apply to PAYE Deductions deducted by the Company.

4                  Pension and Other Benefits

4.1.                    Your entitlements to any benefits not provided for in this Agreement cease with effect from the Termination Date.

4.2.                    You will receive a statement of your entitlements under the Pension Scheme and the available options for dealing with those entitlements.

4.3.                    It is agreed that neither the Company nor any other Group Company shall have any liability to you for any act, omission or default of any of the insurers or providers of any of benefits provided to you.

5                  References and Statements

The Parties have agreed to the internal and external announcement at Appendix 3. The Parties agree that subject to legal obligations or as selectively required during negotiations to sell the ClearLab business to third parties, any other statements (made to third parties, the business press, customers, press and employees) shall be consistent with Appendix 3.

6                  Company Property

6.1.                    You undertake that on or before Completion you will return to Nick Williams at the Company in good condition and without modification all property belonging to the Company or any other Group Company which is or has been in your possession, custody or control, except as otherwise agreed in this Agreement.

6.2.                    To avoid doubt, the property to be returned shall include: all confidential information, documents, books, manuals, records, surveys, diagrams, specifications, plans, memos, reports, minutes, correspondence, files, emails, papers, customer documentation, samples, computer print-outs, mobile telephones, software, computers, computer discs or any other medium for storing information, laptops, any other type of electronic equipment, materials, credit or charge cards, keys and security access cards, passwords and access codes of any description, and all other property of or relating to the business or affairs of the Company or any other Group Company or any of their officers, employees, workers, clients, customers, suppliers or agents.

6.3.                    Your obligations under this Clause include the return of all copies, drafts, reproductions, notes, extracts or summaries of the items listed above howsoever made and in all existing formats.  You shall if requested by the Company confirm your compliance with your obligations under this Clause in writing.

7                  Warranties and Undertakings

7.1.                    You warrant that there are no sums or loans outstanding from you to the Company or any other Group Company and there is no fact or circumstance under which any payment is due or could become due from the Company or any other Group Company to you other than under the terms of this Agreement.

7.2.                    You warrant that you have not committed any breach of any duty, including fiduciary duty, in relation to the Company or any other Group Company and that as at the date of Completion you are not aware of any such breach by any director or employee of the Company or any other Group Company.

7.3.                    You undertake that on signing this Agreement you will immediately tender your resignation from all directorships and other offices which you hold with the Company and all Group Companies and on Completion deliver to the Company a letter in the form set out in Appendix 2.  You also undertake to execute all documents (in such form as the Company requests) and to do all such acts and things as may be necessary to give effect to such resignation(s).

7.4.                    The Company confirms that you remain covered under its Director’s and Officers liability insurance on the same basis as immediately prior to the Termination Date.

8                  Restrictions

8.1.                    In consideration of a payment of £1,000 (subject to PAYE Deductions) by the Company, you undertake to the Company that:

8.1.1.                     the obligations which apply after the termination of employment in Clauses 5 and 6 of the Contract will continue to have full force and effect and you undertake to comply with them following the Termination Date;

8.1.2.                     you will keep confidential the terms of this Agreement and the circumstances giving rise to it, other than in confidence to your immediate family and professional advisors and except so far as disclosure may be required by any Court or other competent authority;

8.1.3.                     except in compliance with an Order of a Court of competent jurisdiction you will not assist in any manner at all any person or entity to make or continue any claim (including legal proceedings) against any Protected Person;

8.1.4.                     you will not without the prior written consent of the Company directly or indirectly i) do or omit to do anything; or ii) make or cause to be made (through any act or omission) any comment or statement concerning your Employment, its termination or otherwise; which might reasonably be expected to have a negative or detrimental effect on the commercial objectives of the Company or any Group Company, any business products or services of the Company or any other Group Company or the reputation of any Protected Person.  To avoid doubt this restriction shall also apply to comments and statements made in or to the press and all other media (including internet), whether or not intended for publication or broadcast.

8.1.5.                     you continue to owe a duty of confidentiality to the Company and you shall not after the Termination Date use or disclose or negligently permit disclosure of any trade secret or confidential information concerning the business, finances, dealings, transactions, affairs, or any trade or secret process of any Protected Person which has come to your attention during your Employment, to any person or entity save (i) as may be required by law or by any regulatory body; or (ii) as such information may be in the public domain (otherwise than by your default); or (iii) to your professional advisers to the extent required to receive professional advice, and you shall use your reasonable endeavours to prevent such use or disclosure or (iv) to any private equity houses, VCs or brokers with whom you are required or directed by the Company to discuss in confidence the possibility of purchasing the Clear Lab assets;

8.1.6.                     To avoid doubt and without prejudice to the generality of this Clause 8, the following is a non-exhaustive list of matters which are considered confidential and must be treated as such by you:

(a)           non public financial data e.g. management accounts;

(b)                                 information which has been supplied to you in confidence during and in connection with your Employment;

(c)                                  information which has been supplied to the Company or any other Group Company in confidence;

(d)                                 information relating to the commercial activities of the Company or any other Group Company (regardless of its format) specifically that relating to the development and technical aspects of the products and services of the Company or any other Group Company;

(e)                                  information concerning all aspects of the engagement, employment and termination of personnel;

(f)                                    information concerning any litigation proposed, in progress or settled; and

(g)                                 information regarding the actual or proposed sale of the Clearlab business and / or any of its assets or IPR’s, and any connected plans, strategies, proposals, advices or other information or item(s) which should otherwise be reasonably regarded as possessing a quality of confidence or as having commercial value or use in relation to the business activities of the Company or any Group Company;

8.1.7.                     the provisions of Clauses 7 and 8 of the Contract shall no longer apply but you instead undertake that you will not in any Relevant Capacity except with the prior written consent of the Company (save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a recognized Stock Exchange and which when aggregated with shares or securities beneficially owned by your spouse/partner and/or children, total no more than one per cent of any single class of shares or securities in such body corporate) do the following:

(a)                                  for twelve months from the Termination Date, directly or indirectly manage, control, participate in, consult with, advise, render services for, or in any manner engage in any activity competing with the businesses of the Company within any geographical area (i) in which the Company manufactures, sells or offers or promotes for sale any of the Company’s products and (ii) with which you have had material involvement during the Relevant Period or about which activities you come into contact with confidential information during the Employment.  To avoid doubt, Menicon is regarded as a competitor of the Company for these purposes and the Company will only give consent in relation to Menicon if it successfully acquires the Clearlab business to the Company’s total satisfaction and if the Company is totally satisfied with your involvement, cooperation, assistance and integrity in relation to such sale; or

(b)                                 for  12 months following the Termination Date, directly or indirectly through another entity (i) solicit, interfere with or endeavour to entice away from employment or engagement with the Company or any other Group Company (or procure or assist the solicitation, interference with or enticement of) any Employee, or do any act whereby such Employee is encouraged to terminate their employment or engagement, with the Company or any other Group Company, whether or not such person would by reason of terminating their service with the Company or that other Group Company commit a breach of his contract or employment or engagement or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Group Company to cease doing business with the Company or such Group Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any Group Company (including, without limitation, making any negative statements or communications about the Company or any Group Company) in a way that does or may reasonably be expected to damage such relationship with the Company or any Group Company or cause any financial loss.

For the purpose of this Clause 8.1.7:

Employee means any employee, director, consultant or independent contractor of the Company or any other Group Company at the Termination Date or who was such an employee, director, consultant or independent contractor at any time in the Relevant Period and in each case who worked, or provided services as a contractor or consultant, in a senior executive, managerial, sales, marketing, technical or commercial capacity or who has or had during the Relevant Period information relating to the business of the Company or any other Group Company or contact with any Customer, and with whom you had material dealings in the performance of your duties during the Relevant Period;

Relevant Capacity means either alone or jointly with another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contractor, employee or in any other capacity, whether directly or indirectly, through any other person, firm or company, and whether for your own benefit or that of others; and

Relevant Period means the period of 12 months preceding the Termination Date.

9                  Settlement

9.1.                    You accept the payments to you and the performance of the obligations set out above in full and final settlement of the Specific Claims and all and any claims or rights of action you may have now or may have in the future against the Company, all and any Group Companies and any Protected Person (however arising) in connection with or arising from your Employment and its termination, the holding and/or loss of any office, or any other related or connected matter, including any claims arising out of or in connection with the Stock Option Agreements and including without limitation any claims that you may have in any jurisdiction in the world under statute, contract, common law or European law including in particular any such claims that you are not aware of and/or could not be aware of at Completion.

9.2.                    This Agreement shall not prevent you issuing High Court or County Court proceedings in respect of accrued pension rights or any personal injury of which you are not aware or could not reasonably have been aware at Completion, but it shall prevent you issuing proceedings in respect of such matters in an Employment Tribunal.  You warrant that as at Completion you are not aware of any circumstances that might give rise to any personal injury claim against any Protected Person.

9.3.                    This Agreement is in particular (but without limitation) intended to address the Specific Claims.  It is agreed that you have notified the following possible claims to the Company:

•              Unfair dismissal;

•              Automatically unfair dismissal;

•              Breach of contract;

•              Unlawful deductions from wages;

•              Whistleblowing.

9.4.                    You warrant that having made all reasonable enquiries you are not aware of any other claim or grounds for a claim against the Company or any other Protected Person in relation to any matters (howsoever arising) other than the Specific Claims and the claims notified by you to the Company.

9.5.                    It is agreed that the Compromise Agreement Conditions will be satisfied on Completion.

9.6.                    The Termination Payment and the benefits referred to in this Agreement excluding any payment for the Restrictions in Clause 8 above are made on condition that (i) you have not as at Completion received any approach that may lead to Work, received or accepted any offer of Work or commenced Work; (ii) you have not withheld or failed to disclose any breach of the Contract (express or implied) or any material fact concerning the performance of your duties regarding the Company or any other Group Company; (iii) you do not initiate or continue any legal complaint, process or claim against any Protected Person in connection with your Employment or the matters settled by this Agreement other than to enforce the terms of this Agreement or any agreements entered into with the Company after the date of this Agreement; and (iv) you are not in breach of any of your material obligations under this Agreement or any warranty given by you in this Agreement (including without limitation Clause 8.1.5 above) and you do not in future breach any such material obligation or warranty which is intended to apply after the Termination Date or Completion.

9.7.                    If you breach any of the conditions in Clause 9.6 above then the Company: (i) may terminate this agreement forthwith; (ii) will have no obligation to pay any sums or benefits due under this Agreement but not yet paid as at the date of the breach; and (iii) shall be entitled to demand immediate repayment of all or any part of any sum or benefit given to you in connection with this Agreement (whether or not it was otherwise due under the Contract) as may be appropriate in the circumstances.  To avoid doubt, this Clause shall not prejudice the Company’s right to take action against you in connection with any breach of this Agreement giving rise to any further remedy (including but not limited to a claim in damages) or any right to claim additional sums from you and it shall not apply where it is necessary for you to initiate a legal process or claim against the Company in relation to the enforcement of this Agreement or against an appropriate Protected Person in relation to personal injury or accrued pension rights.

9.8                     You agree that the Termination Payment includes any sum which might have been payable in respect of any sum which might have been payable in respect of contractual damages, the basic award and the compensatory award and any injury to feelings award and that if you are found to be entitled to any award or compensation in relation to any of the Specific Claims, that it would not be just or equitable for a Court or Employment Tribunal to grant any further award or compensation to you in respect of any/or all of the

Specific Claims and that the Tribunal or Court should set off against any award or compensation all payments or benefits made by the Company under this Agreement

10            Legal Advice

10.1.            You warrant and confirm that you have received independent legal advice as to the terms and effect of this Agreement and in particular your ability to pursue the Specific Claims, from a relevant independent adviser, namely Howard Hymanson   of Tarlo Lyons (the “Adviser”) who is a solicitor of the Supreme Court, holding a current practising certificate and whose firm has in place a contract of insurance or an indemnity provided for numbers of a professional body covering the risk of a claim by you in respect of any loss arising in consequence of such advice.

10.2.            You represent and warrant that:

10.2.1.               you have instructed the Adviser to advise whether you have or may have any claims, including statutory claims, against the Company arising out of or in connection with your employment or its termination;

10.2.2.               you provided the Adviser with all available information which the Adviser required or may have required in order to advise whether you have any such claims; and

10.2.3.               the Adviser has advised you that on the basis of the information made available by you, your only claims or particular complaints against the Company are the potential claims listed in Clause 9.3 above, and that you have no other claim of any type against the Company or any Group Company.

10.3.            The Company will pay up to the sum of £2,000 plus VAT as a contribution towards your legal costs incurred for advice received from the Adviser in respect of this Agreement.  Payment will be made directly to the Adviser’s firm upon receipt by the Company of a copy invoice addressed to you and marked payable by the Company for the appropriate amount, showing VAT separately.

10.4.            You will procure that the Adviser completes the Adviser’s Certificate at Appendix 1 to this Agreement.

11            Third Parties

11.1.              The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) as set out in this clause.  Any Third Party shall be entitled to enforce the benefits conferred on it by clauses 6, 7, 8, or 9 of this Agreement.  The consent of a Third Party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on any Third Party.  For the purposes of this Agreement Third Party shall mean any Group Company or any officer, partner, employee or agent of the Company or any Group Company.

12            Miscellaneous

12.1.              This Agreement is in substitution for all previous agreements or arrangements relating to your employment (whether written, oral or implied) all of which shall be deemed to have been terminated by mutual consent as from Completion.

12.2.              You acknowledge that you have not relied on any representation or undertaking by the Company (whether written or oral) in entering into this Agreement, except as expressly incorporated in this Agreement.

12.3.              This Agreement and any agreement concluded in relation to it are to be construed in accordance with and subject to English Law.  The proposals contained in it are made without any admission of liability. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the Courts of England and Wales.

12.4.              References in this Agreement to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended extended or re-enacted.

12.5.              This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Agreement shall be binding upon receipt by you and the Company of facsimile signatures.

13            Restricted Stock Agreement

13.1                           You agree that upon Completion, the Restricted Stock Agreement dated March 27 2006 (“Stock Agreement”) will terminate and you will have no further rights under that Stock Agreement.  In consideration for forfeiting and waiving all of your rights under the Stock Agreement you will be granted 25,000 shares of the Company’s common stock, par value $0.1 per share (“the Shares”).  This grant is expressly subject to each of the following vesting restrictions set forth in this Clause 13:

13.1.1                  The Shares will vest only if you comply with all terms of this Agreement and co-operate to the Company’s complete satisfaction (such assessment to be made reasonably) with its management team and advisors and any other relevant third party in providing such reasonable assistance as the Company may request to support any transaction or transactions to which the Company or any Group Company is a party.

13.1.2                  The Shares will vest only upon the occurrence of the events set forth in subparagraph 13.1.2.1 or subparagraph 13.1.2.2:

13.1.2.1                                                         one-third of the Shares will vest if the Company enters into an agreement, arrangement, or understanding with an Unrelated Entity pursuant to which the Company’s “flat pack” technology is sold, licensed, or transferred to that Unrelated Entity and such transaction closes;

one-third of the Shares will vest if there is a Change in Control of the ClearLab Group without the Company’s “flat pack” technology being sold, licensed, or transferred to an Unrelated Entity;

one-third of the Shares will vest on 20 November 2007;

or

13.1.2.2                                                         two-thirds of the Shares will vest if the Company enters into an agreement, arrangement, or understanding with an Unrelated Entity pursuant to which the Company’s “flat pack” technology is sold, licensed, or transferred to that Unrelated Entity, such transaction closes,  and there is a Change in Control of the ClearLab Group;

one-third of the Shares will vest on 20 November 2007.

13.1.2.3                   for purposes of this Clause 13, a “Change in Control” means the occurrence of any of the following: (i) the sale of all or substantially all of the assets of the ClearLab Group, to an Unrelated Entity; (ii) the sale of all of the outstanding voting securities of an entity holding all or substantially all of the assets of the ClearLab Group, to an Unrelated Entity; or (iii) the merger or consolidation of the ClearLab Group, into an Unrelated Entity;

13.1.2.4                   for purposes of this Clause 13, the “ClearLab Group” means each of the following entities collectively: (i) ClearLab International Pte Ltd, a wholly-owned subsidiary of the Company organized in Singapore; (ii) ClearLab Europe Ltd., a wholly-owned subsidiary of the Company organized in the United Kingdom; and (iii) ClearLab UK Limited, a wholly-owned subsidiary of the company organized in the United Kingdom.

13.1.2.5                   for purposes of this Clause 13, an “Unrelated Entity” shall mean an entity, 50% or more of which is not owned, directly or indirectly, by the Company, any subsidiary, the existing stockholders of the Company in approximately the same proportion as before the transaction, or any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) provided, however, that no entity shall be an Unrelated Entity if Jonathan C. Coon (including any “person” controlled by Jonathan C. Coon (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended)) owns more than 10% of such entity.

13.2                           If neither Clause 13.1.2.1 nor Clause 13.1.2.2 has been satisfied by December 31, 2007, then none of the Shares shall vest under any circumstances other than for the one-third that will vest on November 20, 2007 as set out in either Clause 13.1.2.1 or 13.1.2.2.

13.3                           To the extent required by law, the par value of $0.1 per Share shall be paid by you to the Company in cash or by check.

13.4                           You agree to execute a Restricted Stock Agreement which the Company shall provide to you, which shall be in substantially the same form as the Restricted Stock Agreement dated March 27, 2006 between you and the Company and which shall document the understanding set forth above.

14                                    Completion

14.1               The “without prejudice and subject to contract” nature of this Agreement shall cease, and the Agreement shall become an open and binding document on Completion. Should this not occur by 5.30 pm on Monday 20 November 2006, this offer shall lapse.

15                                    Definitions

15.1               In this Agreement the following terms have the following meanings:

Board	means the Board of Directors of the Company or any other Group Company, as appropriate;

Contract	means the contract under which you were employed by the Company and/or any other Group Company, evidenced (in whole or in part) by the Agreement dated 1 December 2002 (as amended);

Completion	occurs when the Company or its representative receives both this Agreement properly executed by, or on behalf of, you and the Adviser’s Certificate executed by the Adviser;

Compromise Agreement	means the conditions regulating compromise agreements in connection with the Specific Claims, including in particular those contained in:
Conditions
	1)	Section 203(3) Employment Rights Act 1996;

	2)	Section 77(4A) Sex Discrimination Act 1975;

	3)	Section 72(4A) Race Relations Act 1976;

	4)	Section 288 Trade Unions and Labour Relations (Consolidation) Act 1992;

	5)	Schedule 3A Disability Discrimination Act 1995;

	6)	Regulation 35 Working Time Regulations 1998;

	7)	Part 1, Schedule 4 Employment Equality (Religion Or Belief) Regulations 2003;

	8)	Part 1, Schedule 4 Employment Equality (Sexual Orientation) Regulations 2003;

	9)	Section 49 National Minimum Wage Act 1998;

	10)	Regulation 41 Transnational Information and Consultation of Employees Regulations 1999;

	11)	Regulation 40 Information and Consultation of Employees Regulations 2004;

	12)	Part 1 Schedule 5 Employment Equality (Age) Regulations 2006,

as such legislation has been or is amended, extended or re-enacted from time to time;

Employment	means your employment with the Company and/or any other Group Company;

Group Company / Group Companies

means the Company, any subsidiary of the Company, any holding company of the Company and any subsidiary of each such holding company from time to time. A “subsidiary” or “holding company” is to be construed in accordance with sections 736 and 736A of the Companies Act 1985 as repealed and re-enacted, or as modified by all other statutes or subordinate legislation concerning companies;

PAYE Deductions	means deductions made to comply with Part 11 Income Tax (Earnings and Pensions) Act 2003 and any obligations to deduct employee National Insurance contributions together with any other deductions which the Company is required by law to make;

Pension Scheme	Means your personal pension with Skandia UK;

Protected Person	means the Company, any Group Company and their respective shareholders, officers, employees, workers and agents;

Specific Claims	means any allegation or claim against the Company, any Group Company or any other Protected Person in connection with any of the following:

	1)	unfair dismissal (including automatic unfair dismissal);

	2)	pay in lieu of notice or damages for termination of employment without notice;

	3)	any redundancy payment whether statutory or enhanced;

	4)	any breach of contract including, but not limited to, any claim in respect of any share options or any other bonus or commission schemes you participated in during your Employment;

5)

any unlawful deductions from “wages” (as defined by section 27 Employment Rights Act 1996) including unpaid holiday pay and/or unpaid sick pay, maternity pay (statutory or otherwise), bonus or commission;

	6)	unlawful race discrimination, victimisation or harassment under the Race Relations Act 1976;

	7)	unlawful sex discrimination, victimisation or harassment under the Sex Discrimination Act 1975;

8)

any other rights arising under Parts VI, VII and VIII Employment Rights Act 1996, including but not limited to suspension from work, time off work, adoption leave, paternity leave and flexible working;

	9)	unlawful disability discrimination or victimisation under the Disability Discrimination Act 1995;

	10)	any claims under the Employment Equality (Religion or Belief) Regulations 2003;

	11)	any claims under the Employment Equality (Sexual Orientation) Regulations 2003;

	12)	any claims under the Employment Equality (Age) Regulations 2006;

	13)	any claim regarding less favourable treatment or detriment under the Part-time Workers (Prevention of Less Favourable

Treatment) Regulations 2000 or the Fixed-Term Employees (Regulations) 2002;

	14)	any claim for equal pay under the Equal Pay Act 1970;

	15)	breaches of the Working Time Regulations 1998;

	16)	breaches of the National Minimum Wage Act 1998;

	17)	protected disclosures and/or any claim arising under Part IV A Employment Rights Act 1996;

	18)	any act constituting a detriment in employment under Part V Employment Rights Act 1996;

	19)	any liability arising in relation to statutory minimum procedures under the Employment Act 2002 and/or the Employment Act 2002 (Dispute Resolution Regulations) 2004;

	20)	any failure to consult trade unions or employee representatives in relation to the transfer of an undertaking;

	21)	any claims under the Information and Consultation of Employees Regulations 2004;

	22)	any claim relating to time off or detriment in relation to European Works Councils arising under the Transnational Information and Consultation of Employees Regulations 1999;

	23)	any other claim arising under or by virtue of the Employment Rights Act 1996 or the Employment Relations Act 1998;

	24)	claims under the Trade Union and Labour Relations (Consolidation) Act 1992;

	25)	claims under the European Public Limited-Liability Company Regulations 2004;

	26)	tort or breach of statutory duty;

	27)	any other claims at common law.

Stock Option Agreements

means the Stock Option Agreements entered into between you and the Company and dated 1 December 2002 and 13 February 2004 and the Restricted Stock Agreement entered into between you and the Company and dated 27 March 2006;

Work

means any employment, contract for services and/or any activity undertaken by you with a view to financial reward for a competitor of the Company or any Group Company or in a business that competes or intends to compete with the Company or any Group Company.

Signed
For and on behalf of the Company

Dated

Signed
Graham David Mullis

Dated

APPENDIX 1

Certificate of Relevant Independent Adviser

Graham David Mullis (the Employee)

We refer to this Agreement between our client (the Employee) and the Company. We now warrant and confirm that:

1.               our client has received independent legal advice from [Howard Hymanson of Tarlo Lyons] (the Adviser) as to the terms and effect of the Agreement in accordance with the Compromise Agreement Conditions (as defined) and in particular the effect of the Agreement on his ability to pursue his rights before an Employment Tribunal;

2.               the Adviser has advised the Employee in respect of all of the claims and prospective proceedings that he has or may have against the Company, all Group Companies and any other Protected Person (as defined in this Agreement) out of or in connection with the Employment or its termination;

3.               the Adviser is a Solicitor of the Supreme Court holding a current practising certificate and that there is in place professional indemnity or insurance cover in respect of the risk of a claim by the Employee in respect of loss arising in consequence of the advice given by the Adviser;

4.               we are not employed by or acting in this matter for the Company or any other Group Company (as defined); and

5.               with effect from the date of this letter, the Compromise Agreement Conditions (as defined) are satisfied.

Signed:

Name of Adviser: Howard Hymasnon

Firm: Tarlo Lyons

Address: 33 Watchmaker Court, EC1M 4DB

Date:

APPENDIX 2

Resignation Letter

[If an officer of multiple companies]

STRICTLY PRIVATE & CONFIDENTIAL

The Board of Directors

[Company Name]

[Company Address]

[Date]

Dear Sirs

Resignation from Directorships and Other Offices

I write to confirm my resignation, with immediate effect from the date of this letter, from all directorships and other offices which I hold [within the [NAME] group of companies], including (without limitation) the following:

[Insert Company Name]

[Insert Group Companies]

and I instruct and irrevocably authorise you, as my agent, to convey and effect such resignations to each of the relevant companies, by sending a copy of this letter to the respective Boards of Directors.

I further confirm that I have no cause of action against the Company or any Group Companies (as defined in Clause [15] of my Compromise Agreement dated [date]) and hereby waive all and any such claims against it or them, arising from or connected with the above resignation[s].

Yours faithfully

[Name]

APPENDIX 3

Agreed Internal and External Announcement

External Annoucement:

Release Date:  20 November 2006

“1-800 CONTACTS, with the assistance of its investment banking advisor, Sonenshine Partners, has completed the first round of its strategic review of ClearLab. In the last 90 days, the Company has met with numerous third parties who have expressed interest in AquaSoft Singles and other technology developed by ClearLab. Based on these discussions, the Company is now committed to a separation of ClearLab from its U.S. retail business and expects to announce terms by the end of March 2007.

The Company has also completed over the last several months an extensive review of ClearLab’s manufacturing operations. Subject to any consultation that may be necessary under United Kingdom law, the Company is evaluating a consolidation of ClearLab’s manufacturing, research and development operations which are currently carried out in the Singapore and United Kingdom manufacturing facilities.

As part of this potential consolidation, ClearLab’s UK-based President, Graham Mullis, will not remain with the business. Mr. Mullis will depart from the Company this month, and Darren Hall, the current head of ClearLab’s Singapore operations will be promoted to Managing Director of ClearLab to assume his responsibilities.